Exhibit 10.40

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4),

200.83 and 240.24b-2

SECOND AMENDMENT

This Second Amendment (“Amendment”), dated February 3, 2005 (the “Effective Date”), by and between Flextronics Sales and Marketing (A-P) Ltd., a Mauritius corporation (“Buyer”), and Agilent Technologies, Inc., a Delaware corporation (“Seller”), amends that certain Asset Purchase Agreement, dated October 27, 2004, by and between the Buyer and Seller, as amended by the First Amendment, dated January 4, 2005 (the “Agreement”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, both Parties desire to amend the terms and conditions of the Agreement in the manner set forth below;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

AGREEMENT

The Agreement shall be amended as follows:

1. The definition of “Products” in Article 1 Definitions shall be amended and restated in its entirety as follows:

““Products” means those set forth on Schedule 1.1(a) of this Agreement, as amended and restated and attached to the Second Amendment.”

The amended and restated Schedule 1.1(a) is attached hereto.

2. The reference in Section 2.1(a)(i) to “Section 2.1(d)” shall be deleted and replaced with “Section 2.3”.

3. The reference in Section 2.1(a)(ii) to “Section 2.1(e)” shall be deleted and replaced with “Section 2.3”.

4. Section 2.1(a)(iii) shall be amended and restated in its entirety as follows:

“All rights of the Seller and its Subsidiaries under the Contracts set forth on Schedule 2.1(a)(iii).”

5. Sections 2.1(d), 2.1(e) and 2.1(f) of the Agreement shall be deleted in their entirety.

6. The Parties agree to delete Section 2.2(a)(v) in its entirety and replace it with the following:

“(v) except for Liabilities that are not assumed under Assumed Contracts in (iv) above, the Liabilities under the [ * ] Agreement set forth on Schedule 2.2(a)(v)(i), and the amortization per unit for the [ * ] clean room while Buying Entities use such clean room as set forth on Schedule 2.2(a)(v)(ii), and are reflected in the agreement to be negotiated in accordance with Section 6.14 of this Agreement between the Buying Entities and [ * ];”

* Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Schedule 2.2(a)(v)(i) and Schedule 2.2(a)(v)(ii) are attached hereto.

7. The Parties agree to renumber Section 2.2(a)(vi) to Section 2.2(a)(vii) and add the following new Section 2.2(a)(vi):

“(vi) the Liabilities set forth on Schedule 2.2(a)(vi); and”

Schedule 2.2(a)(vi) is attached hereto.

8. The Parties agree to delete Section 2.2(b)(x) in its entirety and replace it with the following:

“(x) the Liabilities under the [ * ] Agreement, except (1) the Liabilities under the [ * ] Agreement set forth on Schedule 2.2(a)(v)(i) and (2) the amortization per unit for the [ * ] clean room while Buying Entities use such clean room as set forth on Schedule 2.2(a)(v)(ii); provided, in any event, Seller retains all Liability for amortization per unit for the [ * ] clean room, including as set forth on Schedule 2.2(a)(v)(ii), upon and after Buying Entities’ discontinued use of such clean room;”

9. The Parties agree to renumber Section 2.2(b)(xi) to Section 2.2(b)(xii) and add the following new Section 2.2(b)(xi):

“(xi) any Liability related to Inventory or Product referenced in Section 9.4(a)(iv) that is ordered, purchased or sold by Seller.”

10. A new Section 2.3 shall be added to the Agreement, as follows:

“2.3 Section 2 Schedules Update.

(a) The Buyer and Seller agree that Schedule 2.1(a)(i) attached hereto is the updated Schedule 2.1(a)(i), Schedule 2.1(a)(ii) attached hereto is the updated Schedule 2.1(a)(ii), Schedule 2.1(a)(iii) hereto is the updated Schedule 2.1(a)(iii), all of which may be updated only in accordance with Section 2.3(b) below.

(b) Within fifteen (15) business days after the Closing, Seller shall propose updates to Schedule 2.1(a)(i), Schedule 2.1(a)(ii), Schedule 2.1(a)(iii), Schedule 2.2(a)(v)(i), Schedule 2.2(a)(v)(ii) and Schedule 2.2(a)(vi) as of the Closing Date which may be updated for additions and deletions of assets and Liabilities designated specifically for the Products and added or deleted in the Ordinary Course of Business

* Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

between the date of the updated Schedules agreed upon in accordance with Section 2.3(a) and the Closing Date. Buyer reserves the right to reject any proposed updates provided hereunder in its reasonable business judgment; provided, however, that Buyer may not reject (A) any Inventory added to Schedule 2.1(a)(i) or Fixed Assets added to Schedule 2.1(a)(ii) that was previously on a Schedule 2.1(a)(iii), Schedule 2.2(a)(v)(i) and Schedule 2.2(a)(vi) and only to the extent deleted therefrom and (B) any changes to Schedule 2.1(a)(i) for increases less than $50,000 for each part number. The Parties shall agree on changes to the schedule, if any, within ten (10) business days after the delivery of such schedule.

11. The reference to “$12,000,000.00” in the first sentence of Section 3.1 shall be changed to “$12,516,000.00”.

12. The Parties agree to add “plus the other amounts set forth in Section 3.6(b)(iii)” to the end to the end of Section 3.1(b).

13. The references to “December 31, 2005” in Section 3.1(c) shall be changed to “January 31, 2006”.

14. Section 3.3(a) shall be in the following manner:

a. the reference to “October 31, 2005” shall be changed to “January 31, 2006”;

b. the reference to “November 1, 2005” shall be changed to “February 1, 2006”;

c. the reference to “October 31, 2006” shall be changed to “January 31, 2007”;

d. the reference to “November 1, 2006” shall be changed to “February 1, 2007”; and

e. the reference to “October 31, 2007” shall be changed to “January 31, 2008”.

15. The Parties agree to delete Section 3.2(a) in its entirety and replace it with the following:

“(a) Within thirty (30) days following Closing, a Representative of the Buyer and a Representative of the Seller shall calculate the amount of the Net Book Value of the Purchased Inventory and the Fixed Assets as of the Closing which shall be prepared in accordance with GAAP and on a basis consistent with the Net Book Value of Purchased Inventory and Fixed Assets as of the last day of the month immediately preceding the Closing Date (the “Closing Statement”). Promptly after completing the Closing Statement, the Representatives shall deliver the Closing Statement to the Parties for their review and approval within seven (7) days of delivery. If either Party does not provide written notice of any objection to the Net Book Value of the Purchased Inventory and the Fixed Assets set forth in the Closing Statement within such 7-day period, such Party shall be deemed to accept the Closing Statement. If the Representatives (during their 30-day period) or Parties (within their 7-day period) have provided a written objection or otherwise do not agree on Net Book Value set forth in the Closing Statement, the Parties shall attempt to resolve their differences with respect thereto within thirty (30) days after either Party provides written notice of their disagreement. Any disputes not resolved within such thirty (30) day period regarding the Closing Statement shall be resolved by a major accounting firm jointly selected by Seller and Buyer and with no prior or current service to either Buyer or Seller (the “Firm”). The Firm shall make a determination in accordance with this Agreement on the disputes so submitted as well as such modifications, if any, to the Closing Statement as reflect such determination, and the same shall be conclusive and binding upon the Parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed by the Parties for that particular item in the Closing Statement. The Seller shall bear and pay 50% of the fees and other amounts payable in connection with the foregoing, and the Buyer shall bear and pay the remaining 50% of such fees and other amounts.”

16. A new Section 3.3(g) shall be added as follows:

“(g) Notwithstanding the foregoing, if after Buyer has used commercially reasonable efforts to consume the Purchased Inventory set forth on Schedule 3.3(g)(i), the Purchased Inventory set forth on Schedule 3.3(g)(ii) and to procure cancellation or forgiveness of the [ * ]Liability set forth on Schedule Schedule 3.3(g)(iii) from such third parties (as opposed to Buyer’s payment or other provision of consideration for such Liability), to the extent such Purchased Inventory has not been consumed and to the extent such [ * ] Liability has not been cancelled or forgiven by January 31, 2006, then Buyer shall be entitled to reduce and offset the unconsumed Purchased Inventory set forth and at the value designated on Schedule 3.3(g)(i) but only up to $2,000,000, the unconsumed Purchased Inventory set forth and at the value designated on Schedule 3.3(g)(ii) but only up to $900,000 and the uncancelled or unforgiven amount of the [ * ] Liability but only up to $500,000 against the Year 1 Contingent Consideration and the Year 2 Contingent Consideration to which Seller becomes entitled hereunder.”

17. The Parties agree to delete Section 3.6(b)(iii) in its entirety and replace it with the following:

“(iii) the Buying Entities designated by Buyer shall pay to the Selling Entities designated by Seller an amount equal to (i) the Estimated Fixed Assets Value in cash or by wire transfer as contemplated by Section 3.1 plus (2) $7,383.61 for the Mollusk Sample build, 500 kits sent January 4, 2005 and the Doumen V56 setup plus (3) $516,000 of the cash portion of the Purchase Price minus (4) the amount of vacation pay assumed by the Buyer Parent and/or any of its Subsidiaries pursuant to Section 6.8.”

18. The Parties agree to delete Section 6.8(b) in its entirety and replace it with the following:

“(b) Payment of Severance Pay. Each Selling Entity shall make payment in full to all Transferred Employees of all severance pay, bonuses, other accrued employment benefit payments on or before the due date for such payment under applicable Laws, and otherwise in a manner in accordance with applicable Laws. If Buyer Parent and/or any of its Subsidiaries are required to assume any of these amounts, such amount assumed shall be reimbursed by Seller or may be a Purchase Price

* Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

adjustment or offset at Buyer’s discretion. Notwithstanding the foregoing, the amount set forth in Schedule 6.8(c) shall be assumed by Buyer Parent or any of its Subsidiaries, shall be offset against the portion of the Purchase Price due at Closing in accordance with Section 3.6, and shall not be subject to reimbursement from Seller.”

Schedule 6.8(c) is attached hereto.

19. The Parties agree to delete Section 6.8(c) in its entirety and replace it with the following:

“(c) Employee Liabilities. Except for Employee Assumed Liabilities (defined below), the Seller and its Subsidiaries shall be responsible for any Liabilities related to their employees that have accrued prior to the Closing Date, including, but not limited to, any Liabilities associated with the seniority of employees who will become Transferred Employees. For the avoidance of doubt, the Buyer Parent and its Subsidiaries shall not assume, and the Seller and its Subsidiaries shall retain as Liabilities any unpaid salary, accrued severance pay, allowances, bonuses and any other remuneration or monetary benefits, and any other obligations owed to the employees of the Seller and its Subsidiaries, arising from or in connection with their employment by the Seller and its Subsidiaries or any current or former Affiliate of the Seller and its Subsidiaries. The following liabilities with respect to the Transferred Employees will be considered “Employee Assumed Liabilities”: (i) any pre-closing Liability relating to a Transferred Employee that the Buyer Parent and the relevant Subsidiary is required strictly by Law to assume (and not as a result of violation of Law or other contractual or Benefit Plan obligation by Seller) and (ii) vacation pay of the Transferred Employees as set forth on Schedule 6.8(c) and assumed by Buyer Parent and/or any of its Subsidiaries in accordance Section 6.8(b). In addition, the Buyer Parent and its Subsidiaries will recognize the Transferred Employee’s term of service with the Seller and its Subsidiaries for the purpose of calculating the eligibility for short term disability benefits under Buyer Parent and its Subsidiaries’ employee Benefit Plans as well as vacation and paid time accrual.”

20. The Parties agree to delete Section 6.12(b) in its entirety and replace it with the following:

“(b) If Seller requests, the Buyer shall, and shall cause its Affiliates to, sell Products to Seller or its Subsidiaries at [ * ] of the price the Product is to be purchased by the customer(s) under for the shortest period necessary after Closing to enable Seller or its Affiliates to meet its minimum obligations under any Assumed Contract or obligation of Seller which requires the delivery of Products but which has not yet been transferred to a Buying Entity despite each Party’s commercially reasonable efforts to obtain such Consents pursuant to Section 6.3 of this Agreement or terminated; provided, however, the foregoing shall not apply to any Assumed Contract under which Seller has not received Consent to transfer to Buyer, but with respect to which Buyer or any of its Subsidiaries have entered into a contract or accepted a purchase order with the applicable third party that such third party confirms in writing is intended to replace such Assumed Contract.

* Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Seller and Buyer agree to and agree to cause their respective Subsidiaries and Affiliates to cooperate in good faith with each other in communicating the cancellation and rebooking of purchase orders. Without limiting the foregoing, if Seller or any of its Subsidiaries reasonably requests an update of the purchase orders rebooked with Buyer and its Affiliates or if Buyer or any of its Affiliates reasonably requests an update of the purchase orders cancelled with Seller and its Subsidiaries, Buyer and its Affiliates and Seller and its Subsidiaries, as the case may be, will provide such updates in a timely manner.”

21. The Parties agree to amend Section 6.12(c) by adding the following to the end of the Section:

“To the extent Seller terminates any Assumed Contract in accordance with the foregoing, Seller shall retain all Liability in connection with such termination.”

22. The Parties agree to amend and restate Section 7.2 in its entirety as follows:

“7.2 Consents and Approvals. All required board of director and stockholder approvals, if necessary, of the Selling Entities shall have been obtained, and written evidence of the same shall be provided to Buyer.”

23. The Parties agree to delete Section 9.4 in its entirety and replace it with the following:

“(a) For a period of [ * ] following the Closing Date (“Non-Compete Period”), the Seller shall not, and the Seller shall cause its Subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, own, manage, control, participate in, or in any manner engage in the business of developing, distributing, manufacturing, selling and marketing Camera Module products that are configured and intended for inclusion in a personal, portable, handheld device for human voice communication over a cellular network (a “Competitive Activity”) within any Restricted Territory; provided, however, that notwithstanding the foregoing, the Seller and its Subsidiaries shall be able to engage in the following activities: (i) the acquisition or ownership of securities of no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded in the national over-the-counter market; (ii) the acquisition, merger or any other business combination with or investments in any Person whose primary business is not a Competitive Activity so long as after such acquisition, the Seller and its Subsidiaries shall not engage in the Competitive Activity; (iii) existing or future licenses or other dispositions of Agilent Intellectual Property so long as such licenses and dispositions are in accordance with Section 2.12 of the License Agreement; (iv) Seller’s actions under Contracts pursuant to Section 6.12 hereof, until such Contracts can be transferred to the Buying Entities or terminated; (v) actions taken pursuant to the Transaction Agreements; and (vi) the distribution, sale and marketing of any Inventory listed on any Schedule 2.1(a)(i) delivered by the Seller that is not on the definitive Schedule 2.1(a)(i), and therefore, not transferred to the Buyer as Purchased Inventory and the Inventory required to be

* Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

purchased by Seller and its Subsidiaries pursuant to Contracts or Liabilities not assumed by the Buying Entities. For the avoidance of doubt, the Parties agree that this Section 9.4 shall not in any way limit the Seller and its Subsidiaries from engaging in the business of developing, distributing, manufacturing, selling and marketing of Image Sensors. As used in this Agreement, “Restricted Territory” means the areas in the world in which any Buyer’s Parent or its Affiliates are doing business.”

24. The Parties agree that Section 10.1(a) of the Agreement shall be deleted and replaced in its entirety with the following:

“(a) by either Party if the Closing shall not have occurred by one hundred and twenty (120) days from the date hereof; provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;”

25. The Parties agree that the Closing shall take place at 4:00 p.m. PST on February 3, 2005.

26. This Amendment shall be governed by the laws of the State of California. Except for the amendment stated above, no other provision of the Agreement is amended and it shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers or representatives as of the Effective Date.

FLEXTRONICS SALES & MARKETING (A-P) LTD.

By:	/s/ Manny Marimuthu

Name:	Manny Marimuthu

Title:	Director

AGILENT TECHNOLOGIES, INC.

By:	/s/ Young Sohn
Name:	Young Sohn
Title:	President, Semiconductor Products Group